Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 7, 2022
Registration Statement Nos. 333-259868 and 333-259868-02

*Pricing Details* $1,239mm+ Toyota (TAOT) 2022-B Prime Auto ABS

Joint Lead Bookrunners: MUFG (Str), Barclays, RBC and Santander
Co-Managers: Commerz Bank, HSBC and Scotia Bank

	Total Offered
Cls	Amt ($mm)	Amt ($mm)	WAL*	M/S**	P. Win	E.Fnl	L.Fnl	Bench	Spread	Yld (%)	Cpn (%)	Price ($)
A1	353.000	<Retained>	0.23	N/A	1-6	10/22	04/23	N/A	N/A	N/A	N/A	N/A
A2A	372.600	353.970	1.00	Aaa/AAA	6-19	11/23	01/25	I-CRV	+61	2.366	2.35	99.99564
A2B	200.650	190.610	1.00	Aaa/AAA	6-19	11/23	01/25	SOFR	+49		SOFR+49	100.00000
A3	573.250	544.580	2.30	Aaa/AAA	19-39	07/25	09/26	I-CRV	+43	2.949	2.93	99.99766
A4	158.000	150.100	3.61	Aaa/AAA	39-47	03/26	08/27	I-CRV	+48	3.137	3.11	99.97713
B	42.500	<Retained>	3.92	N/A	47-47	03/26	11/28	N/A	N/A	N/A	N/A	N/A

* Pricing Speed: 1.3 ABS to 5% Clean-Up Call
** Expected Ratings

- Transaction Details -
Initial Deal Size : $997mm+ ($947mm+ offered)
Upsized Deal Size : $1,304mm+ ($1,239mm+ offered)
Settlement : 04/13/2022
First Pay : 05/16/2022
Min Denoms : $1k x $1k
Registration on Offered Bonds : SEC Registered
Expected Ratings : Moody's/S&P
ERISA Eligible : Yes
Risk Retention : US - Yes, EU - No
B&D : MUFG
Ticker : TAOT 2022-B

- Marketing Materials -
Prelim Offering Memorandum and Intex/CDI (attached)
Intex Deal Name: mittaot_2022-b and password: KKUV
Investor Roadshow Presentation
URL: http://dealroadshow.com
Entry Code (Case Sensitive): TAOT2022B
Direct Link: https://dealroadshow.com/e/TAOT2022B

- CUSIPs -
A2A 89238FAB9
A2B 89238FAC7
A3 89238FAD5
A4 89238FAE3

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.